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                                                                   Exhibit 2.14

                               FLCC Holdings, Inc.
                           c/o Forstmann Little & Co.
                          767 Fifth Avenue, 44th Floor
                            New York, New York 10153



                                 March 22, 2001


Citadel Communications Corporation
City Center West, Suite 400
7201 West Lake Mead Blvd.
Las Vegas, Nevada 89128
Attn: Lawrence R. Wilson

Ladies & Gentlemen:

         Reference is made to that certain Agreement and Plan of Merger, dated as of January 15, 2001, by and between Citadel Communications Corporation and FLCC Holdings, Inc. as amended March 13, 2001 (the "Merger Agreement"). Any capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Merger Agreement. Upon acceptance by you, this letter will confirm our understanding as follows:

         Section 5.12 of the Merger Agreement provides that, following the approval of the Company's stockholders of the Company Proposal, upon the request of Parent and at Parent's expense, the Company will cause CBC to commence the Debenture Offer, the Preferred Stock Offer, the Solicitation and the Preferred Stock Solicitation. Notwithstanding the provision of Section 5.12 of the Merger Agreement, the Company hereby agrees that, following the earlier of (i) the approval of the Company's stockholders of the Company Proposal and (ii) such time that the Federal Communications Commission grants the parties' application to transfer control of CBC's FCC licenses, upon the request of Parent and at Parent's expense, the Company will cause CBC to commence the Debenture Offer, the Preferred Stock Offer, the Solicitation and the Preferred Stock Solicitation.

         Section 1.1(b) of the Merger Agreement provides that the Closing shall occur as soon as practicable after the fulfillment or waiver of the conditions set forth in Article VIII of the Merger Agreement, or at such other time as Parent and the Company may agree. The Company agrees that, if requested from time to time by Parent, it shall agree pursuant to Section 1.1(b) that the Closing may be extended up to twenty business days after the satisfaction of the conditions contained in Sections 8.1.1 and 8.1.3 of the Merger Agreement (even if all conditions to the merger have otherwise been fulfilled) if, in the judgment of Parent, such extension is necessary to successfully consummate the Debenture Offer and the Preferred Stock Offer concurrently with the Merger.



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         If you are in agreement with the aforementioned terms, please indicate your acceptance by signing where indicated below.


                                Very truly yours,


                                FLCC HOLDINGS, INC.

                                By: /s/ THOMAS LISTER
                                   --------------------------------
                                Name:  Thomas Lister
                                     ------------------------------
                                Title: Vice President and Secretary
                                      -----------------------------



                                FLCC ACQUISITION CORP.


                                By: /s/ THOMAS LISTER
                                   --------------------------------
                                Name:  Thomas Lister
                                     ------------------------------
                                Title: Vice President and Secretary
                                      -----------------------------




Agreed to and Accepted as of the date above written:

CITADEL COMMUNICATIONS CORPORATION

By: /s/ LAWRENCE R. WILSON
   -------------------------------
   Name:  Lawrence R. Wilson
   Title: Chairman, Chief Executive Officer and President